Exhibit 10.3

BPA SUBCONTRACT

THIS BPA SUBCONTRACT (this “Subcontract”) is made and entered into as of the l” day of April, 2005 by and between QuadraMed Corporation, a Delaware corporation, having a place of business at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190 (“QuadraMed” or “Licensee”), and Document Storage Systems, Inc., a Florida corporation having a place of business at 12575 US Hwy I, Suite 200, Juno Beach, FL 33408 (“DSS” or “Licensor”).

WITNESSETH

WHEREAS, QuadraMed is engaged in providing healthcare information systems and health information management product suites and services including such major brands as Affinity HIS®; Quantim HIM®; and TempusOne®; and

WHEREAS, DSS designs, manufactures, and licenses healthcare software solutions for the healthcare market including one of which QuadraMed has marketed to the Veterans Administration Health Care System as the claim scrubber module of Encoder Product Suite (“EPS”) defined below

WHEREAS, QuadraMed was awarded and administers a United States General Services Administration (“GSA”) Federal Supply Service Multiple Award Schedule contract identified as GS-35F-0171L and further, under this GSA contract, QuadraMed has been awarded a Blanket Purchase Agreement (“BPA”) Number 101-049AH-005 by the Department of Veterans Affairs that identifies certain products and services available for sale or license, as appropriate, to the Department of Veterans Affairs and/or other United States Government agencies identified in the BPA (individually or collectively, “Customer”); and

WHEREAS, QuadraMed wishes to license certain DSS products and services for integration and use in its EPS products that are sublicensed to the specific government entities under the BPA and such other services as are necessary to install and maintain and support such EPS products; and

WHEREAS, DSS wishes to license its software and provide its Services to QuadraMed for sublicense and resale respectively to Customer, as the opportunity arises, in accordance with the terms of this Subcontract, which constitutes the entire agreement between the parties with respect to the subject matter of this Agreement.

NOW THEREFORE, be it, and it hereby is, agreed that in consideration of the mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, QuadraMed and DSS agree as follows:

1.	SCOPE

According to the terms and conditions of this Subcontract, Licensor hereby grants Licensee a nonexclusive, non-transferable, and restricted license to use the product(s) as specified in Exhibit A solely to provide the EPS products to Customer and provide related services to Customer specified at Exhibit A (collectively “Products”), inclusive of Software in object code form only (“Software”) training, technical and maintenance manuals (“Documentation”), and installation, maintenance and support services (“Services”), as specifically identified in Exhibit A (collectively “Products”).

A. Licensor will provide pursuant to license under this Subcontract to Licensee, according to a reasonable distribution procedure specified by Licensee, the Products for integration into and sublicense to the Customer solely for QuadraMed’s EPS products licensed to government entities as specifically identified in and strictly pursuant to the BPA.

B. Licensor will provide pursuant to license under this Subcontract to Licensee, and to Licensee’s subcontractors, such Products solely to be used as needed for Licensee’s internal use in developing, integrating and supporting the Products solely for the purpose of sublicensing the Product to the Customer as determined by Licensor.

2.	TERM

A. Initial Term. This Subcontract shall be effective as of the date first above written (the “Effective Date”) and, unless otherwise terminated in accordance with the provisions hereof, shall remain in effect through the expiration, termination, or cancellation of the BPA (“Term”).

B. GSA Schedule. The underlying QuadraMed GSA Schedule expires on November 10, 2006. QuadraMed expects GSA to exercise the fiscal year options contained in the QuadraMed GSA Schedule. In the event any option is not exercised, then the BPA will be terminated and this Subcontract similarly terminated subject to the surviving obligations set forth below.

C. Renewal Terms. Unless otherwise terminated in accordance with the terms of this Subcontract, this Subcontract shall be renewed at the end of the Initial Term, in the event that the BPA is extended by the Customer beyond the Initial Term. If the BPA is extended for an additional term, then at the expiration of the Initial Term this Subcontract may, subject to Article 2.D below, be renewed and at the end of any renewal term (each a “Renewal Term”), for a period of one year from the execution date or the anniversary date thereof.

D. Review of BPA.

1. Notwithstanding the foregoing, in the event an annual review of the BPA by the Department of Veterans Affairs results in a written determination solely by the Department of Veterans Affairs and/or any other agencies of the United States Government (“Government”), that the BPA or this Subcontract is no longer in the best interest of the Government, and (in the absence of a material breach of this Subcontract by DSS) without a continuation of the BPA by QuadraMed using itself or a third party to perform DSS’ technological role under this Subcontract, then the BPA and/or this Subcontract may be cancelled by the Customer or by QuadraMed, as the case may be. Upon termination or cancellation of the BPA for any reason other than a material breach by DSS, QuadraMed must pay all outstanding undisputed invoices as determined pursuant to Section 7(G), and must reimburse those costs directly related to DSS’ performance of orders under this Subcontract, all incurred in connection with a Purchase Order or Work Order prior to the date of such termination or cancellation that would be permitted under the applicable Federal Acquisition Regulation (“FAR”) for a similarly situated government contractor. Upon termination, cancellation, or expiration of this Subcontract, DSS shall invoice QuadraMed for any costs or fees owed by QuadraMed under this Subcontract. QuadraMed shall pay any and all undisputed invoiced amounts in full within thirty (30) days of the date of such invoice.

2. To assist QuadraMed in preparing for the Department of Veterans Affairs annual review QuadraMed and DSS shall perform an annual review to provide QuadraMed with ‘appropriate information for QuadraMed’s use during the Department of Veterans Affairs’ annual review. QuadraMed and DSS shall review whether a need for the Subcontract still exists and whether this Subcontract would still be considered a Best Value by the Government. DSS shall provide updated price list information in all instances reflecting the continuation of discounts as agreed upon pursuant to this Subcontract and relied upon by QuadraMed in establishing QuadraMed’s pricing in the BPA. Following the Government’s review, QuadraMed shall advise DSS of any decision by the Government that impacts this Subcontract.

3.	ORDERS AND DELIVERY

A. Purchase Orders. Upon receipt by QuadraMed of orders for EPS products from the Customer under the BPA, QuadraMed shall order such Products from DSS pursuant to written firm fixed price purchase orders in accordance with the Fees and other prices set forth in Exhibit B (each, a “Purchase Order”). Each Purchase Order shall contain an order number, the Fees or price, the date of the order, the quantity of Products ordered, the requested delivery date, the term of the license and any other special conditions of the particular order as agreed to by both parties. All Purchase Orders shall be governed by the terms and conditions of this Subcontract, unless otherwise agreed by both parties in writing. Each Purchase Order that is in accordance with the terms and conditions of this Subcontract shall be accepted by DSS. All Purchase Orders shall be incorporated into, and made a part of, this Subcontract.

B. Delivery. Licensor will deliver the ordered Product, including maintenance updates and Product upgrades within a reasonable time after general release by DSS, on CD’s to QuadraMed’s specified representative for further integration and sublicense to the Customer in object code only and solely in accordance with this Subcontract. QuadraMed is responsible for delivering the Product to the Customer in object code form only. Risk of loss of the Product passes to QuadraMed upon delivery to QuadraMed.

C. [Reserved]

D. Title and License. Title to the Products, including any and all ownership rights to patents, copyrights, trademarks, trade secrets, and source code in connection therewith, shall remain the exclusive property of DSS or QuadraMed, as the case may be, in accordance with the ownership rights as they existed on the day before this Subcontract’s effective date. QuadraMed hereby acknowledges and agrees that QuadraMed shall not have or accrue any title or ownership interests to the Products including any ownership rights to patents, copyrights, trademarks, trade secrets, and source code therein. The Products shall not be deemed a “work made for hire” under the U.S. Copyright Act, 17 U.S.C. §101, et seq. QuadraMed hereby assigns, transfers and conveys to DSS any and all rights, title and interests QuadraMed may have or accrue in the Products including (without limitation) any and all copyrights, trade secrets, patents, and source code in connection therewith. QuadraMed shall not remove, alter, cover or obfuscate any appropriate copyright notice or other proprietary rights notice placed in or on machine language or human readable form as deemed appropriate by DSS in the context of this Subcontract. DSS reserves the right to require QuadraMed to make reasonable changes to such notices, to be implemented by QuadraMed at the next reasonable opportunity.

4.	PRICE AND PAYMENT

A. Fees for Products. QuadraMed shall pay DSS the Annual License Fee as set forth on Exhibit B on the Effective Date and on or before each subsequent anniversary of the Effective Date during the Term, including any extensions or renewals thereof. QuadraMed shall pay DSS the Sublicense Fee for each of the Products licensed by DSS under this Subcontract as set forth in Exhibit B (“Fees”), which is based on either royalties set forth or on other fixed bases such as fixed hourly rates or fixed price per action. Fees to QuadraMed for the Products are inclusive of all taxes, are in U.S. Dollars, excluding income tax of QuadraMed or any other taxes based on

QuadraMed’s net income. Fee increases are limited to these set forth in Exhibit B. Any other products or services provided by DSS shall be provided at the price/fees as set forth in Exhibit B. If such other products or services are not identified in Exhibit B and are not expressly provided free of charge as set forth in this Subcontract, such products or services shall be provided at DSS’ standard time and material rates or fees/prices as applicable.

B. Invoicing. DSS will submit an invoice to QuadraMed upon receipt by DSS of a Purchase Order from QuadraMed for Product. A proper invoice may be prepared on letterhead or standard commercial form, and shall include: (1) DSS’ name and invoice date, (2) The Purchase Order number or Delivery Order Number; (3) Description of Product licensed or provided, the applicable Customer location, the Fee per Product and the total Fee of the invoice; (4) Credits as applicable; (5) Name (if applicable), title, complete mailing address where payment is to be sent; and (6) Other substantiating documentation or information as agreed to between the parties. All invoices shall be mailed to the address first written above: Attention: Accounts Payable.

C. Payment Terms. Unless otherwise agreed in writing, QuadraMed shall pay the Fees and/or price for Products specified in a proper invoice, in U.S. Dollars, within ten (10) days after receipt of the related payment from the Customer, not to exceed ninety (90) days after receipt of a proper invoice by QuadraMed. If QuadraMed fails to pay DSS, in whole or in part, within ninety (90) days after QuadraMed’s receipt of a proper invoice from DSS, QuadraMed will pay DSS interest on the undisputed unpaid balance at the rate of 1% per month until paid.

5.	LICENSED SOFTWARE

The Products and any software provided herein is licensed to QuadraMed and sublicensed to Customer pursuant to and in strict accordance with the Software License Agreement set forth at Exhibit C (“Software License”) attached hereto and by this reference incorporated herein. The terms and conditions set forth in the Software License are in addition to, and do not supplant, the terms and conditions set forth in this Subcontract.

6.	OBLIGATIONS OF THE PARTIES.

A. Noncompete. During the Term of this Subcontract, including any Renewal Term, neither Party shall, independently or as a member of another proposal team, engage in activities that are competitive with the EPS portions provided under this Subcontract to the Department of Veterans Affairs during the Term, except in the case of the Department of Veterans Affairs directing the use of another

B. No Representation. QuadraMed shall not make any representation, guaranty or warranty concerning the Products except as expressly authorized in writing by DSS whether in this Subcontract, in materials provided by DSS in connection with this Subcontract, or otherwise.

C. Price Quotation. QuadraMed will quote only prices, terms and conditions associated with the DSS Products to the Customer as specified herein. QuadraMed will not make representations with respect to DSS that are not within the reasonable capability of DSS. QuadraMed may assume that any representations made by DSS in this Subcontract, in materials provided by DSS in connection with this Subcontract, or otherwise in writing, are considered by DSS to be “within the reasonable capability of DSS”.

D. Trade Shows. Upon receipt of a written request from DSS, QuadraMed will assist with appropriate trade shows. QuadraMed agrees to keep DSS informed of any potential opportunities to display and participate in forthcoming exhibitions. In no event will QuadraMed be liable or responsible for any and all costs incurred by DSS for such participation.

E. Notifications. DSS agrees to permit QuadraMed to use its name, logos, product names, address, telephone number, and other similar information in all advertisements, mailers, and related promotional materials, as well as on performance-related documentation and client communications.

F. Privity. The BPA is a contract by and between QuadraMed and the U. S. Government. Consequently, DSS shall have no direct discussions, correspondence, meetings, or other similar contacts with the U.S. Government with respect to the BPA except: (1) as authorized by QuadraMed or in conjunction with QuadraMed; and (2) as part of a routine installation/deinstallation or maintenance of the Products; or (3) as reasonably necessary to enable DSS to perform its duties under this Subcontract. DSS shall not remit invoices to the Customer nor receive any payments from the Customer with respect to the BPA.

G. Advertisements. DSS shall not use nor make mention of the BPA, this Subcontract, nor the QuadraMed name in any commercial advertisements or public relations materials without the express written permission of QuadraMed. In the event that such permission is granted, the advertising copy shall not state or imply that (1) the BPA is held by DSS; (2) the DSS Products are, in any way, endorsed or approved, by the U. S. Government; or (3) the DSS Products furnished under the BPA are considered by the Government to be superior to other similar Products on another BPA or other GSA Schedules.

H. Unauthorized Use/Access: QuadraMed shall use its reasonable best efforts to prevent unauthorized users from accessing the Product. QuadraMed shall use its best efforts to prevent unauthorized access to the Product.

I. Records, Reports and Audit. Within thirty (30) days after the end of each calendar quarter, QuadraMed shall forward a report indicating sublicense sales made during such quarter and payment of the applicable fees. QuadraMed shall maintain accurate records relating to sales of Product so as to establish the Sublicense fee payments due to DSS herein. Such books and records shall be available for a reason stated at their place of keeping for inspection by an independent auditor chosen and paid by DSS during normal business ours for the purposes of determining whether the correct fees have been paid to DSS.

J. Indemnification. Each party shall indemnify and hold the other party harmless from any liabilities, damages or costs (including reasonable attorneys’ fees), or expense incurred by the indemnified party (“Indemnitee”) for any claim, demand, proceeding or action based on infringement of a United States patent or copyright as a result of the indemnified party’s or Customer’s use of Software to the extent such claim, demand, proceeding or action is based on any portion(s) of the Software owned or developed by the indemnifying party (“Indemnitor”), provided that the Indemnitee: (I) has notified Indemnitor promptly in writing of any such claim or suit against Indemnitee or Customer and Indemnitee cooperates fully with Indemnitor, and permits Indemnitor to defend or settle such claim or suit on behalf of Indemnitee; (2) has not used the Software with other software except as permitted by Indemnitor’s then-current published specifications or by this or any other valid agreement between the parties; and (3) has complied with all of the terms and conditions of this Subcontract with respect to the Software. Indemnitor shall have no liability or obligation to Indemnitee with respect to any infringement claim based upon (a) the use of a superseded or altered release of the Software or Documentation if the infringement would have been avoided by the use of a current or an unaltered release of the Software or Documentation that Indemnitor makes available to Indemnitee and Customer; or (b) the combination, operation or use of any Software or Documentation furnished under this Subcontract with software, hardware or other materials not furnished by Indemnitor if such infringement would have been avoided by the use of the Software or Documentation without such software, hardware or other materials, except where this Subcontract allowed for use with such software, hardware or other materials. The foregoing states the entire liability of each party with respect to the infringement of any United States patent or copyright by the Software or Documentation it owns or develops. Further, if any Software becomes or, in Indemnitor’s opinion, is likely to become the subject of any injunction preventing its use as contemplated herein, Indemnitor may, at its option: (a) procure for Indemnitee and/or Customer the right to continue using such Software; (b) replace or modify such Software so that it becomes non-infringing without substantially compromising its functionality; or, if(a) and (b) are not reasonably available to Indemnitor, then (c) terminate Indemnitor’s or Customer’s license to the allegedly infringing Software and pay to such licensee(s) an amount not to exceed the amount of license fees paid by such licensee(s) for the license to the applicable Software.

K. Documentation: (1) Should DSS develop documentation based upon QuadraMed documentation, DSS will use published formats from QuadraMed. DSS will review QuadraMed documentation as published from time to time and make updates to DSS-produced documentation as appropriate. DSS will provide draft copies for review by QuadraMed at least two weeks prior to publishing its revised documentation and will incorporate any QuadraMed feedback before distributing the documentation to Customer. (2) Should QuadraMed develop documentation based upon DSS documentation, QuadraMed will use published formats from DSS. QuadraMed will review DSS documentation as published from time to time and make updates to QuadraMed-produced documentation as appropriate. QuadraMed will provide draft copies for review by DSS at least two weeks prior to publishing its revised documentation and will incorporate any DSS feedback before distributing the documentation to Customer. (3) Documentation shall carry a legend noting that QuadraMed and/or DSS as the case may be, is/are the owner(s) of their respective works used to derive the documentation and that each such owner retains all rights to its intellectual property.

7.	OBLIGATIONS OF DSS TO PROVIDE SUPPORT

A. Product Maintenance Support. QuadraMed will provide first-level support to the Customer for the Products. DSS shall provide support to QuadraMed in accordance with Exhibit D (“DSS Product Support Services”).

B. Technical and Maintenance Manuals. DSS will make available to QuadraMed those training, technical and maintenance manuals regarding their Products which it has available. All material will be in the English language. Prices for such publications will be DSS’ then-published prices.

C. Training and Support. QuadraMed agrees that it will require special assistance from DSS in developing and marketing the Products as agreed to by both parties. During the term of this Subcontract, DSS shall provide QuadraMed with technical support consisting of: (a) reasonable hardware and software technical consultation, including the designation of a DSS account manager with primary responsibility for support of QuadraMed and (b) routine maintenance and revision of DSS furnished publications. These DSS activities shall be furnished at no additional cost to QuadraMed.

D. Product Refreshment. DSS agrees to continually develop reasonable product enhancements to the Product that enable the EPS product to remain competitive in the Department of Veterans Affairs marketplace. Such product enhancements will be provided to QuadraMed at either (as determined by DSS) (1) no additional cost, or (2) according to a price estimate which includes a complete Statement of Work and which is agreed to by QuadraMed in writing in advance. Should DSS make such enhancements available to its other customers, the price charged to QuadraMed shall not exceed DSS’ then-current standard fees for its other customers. Any deliverable provided by DSS to QuadraMed pursuant to this section shall be considered Product for purposes of this Subcontract and shall be governed by the protections as well as the general terms and conditions of this Subcontract.

E. Order Assistance. DSS shall provide all essential and helpful reasonable assistance in the process of accepting Customer orders and providing the current status on each order.

F. Sales Assistance. In the event QuadraMed is invited, or otherwise has the opportunity, to participate in sales meetings for the purpose of making presentations regarding DSS products, DSS may participate in such sales activities at the invitation of QuadraMed, if DSS so chooses. DSS shall be compensated for any additional services requested by QuadraMed in the nature of special meeting attendance, travel, and other management or technical support (other than ordinary sales and marketing activity) under the hourly rates and cost coverage provisions of this Subcontract

G. Fee Requirement: Notwithstanding anything to the contrary, if QuadraMed is not current in its payment of undisputed invoices to DSS, DSS may provide written notice to QuadraMed, informing QuadraMed that it is in breach of its payment obligations under this Subcontract. If, after ninety (90) days after receipt of such notice, QuadraMed has not satisfied its payment obligations, DSS shall be entitled to suspend performance under this Subcontract until such time as QuadraMed is current in payment of any and all Sublicense Fees for the Products and Annual License Fees.

8.	WARRANTY.

DSS warrants the Products according to the terms of the Software License Agreement at Exhibit C.

9.	TRADEMARKS AND TRADENAMES; LABELING.

A. DSS Trademarks. DSS hereby grants to QuadraMed a non exclusive, non-transferable, non-sublicensable worldwide right and license to promote and advertise itself as having a strategic relationship with DSS using the DSS trade names and trademarks, in each case solely in connection with the marketing and distribution of the Products to Customer under the BPA. When so using such marks, names and logos, QuadraMed shall comply with DSS’ trademark usage guidelines as may be provided to QuadraMed from time to time. QuadraMed will submit a copy of the proposed use of logo (e.g., screen shot or draft of document) for review and approval at least two weeks before beginning production. Should DSS change its logo during the term of this Subcontract, QuadraMed shall update its published uses of the logo within ninety (90) days. Publications with the DSS logo shall note that QuadraMed and DSS are separate companies.

B. Labeling Requirements. DSS shall conspicuously and legibly affix registered patent, trademark and/or copyright notices from time to time on all Products, promotional and marketing documentation, press releases and other materials relating to Products.

C. OuadraMed Trademark. QuadraMed hereby grants to DSS a non-exclusive, nontransferable, non-sublicensable worldwide right and license to promote and advertise itself to agencies of the United States Government as a supplier to QuadraMed, using the trademarks, trade names and logos that QuadraMed may adopt for EPS products or for QuadraMed at the corporate level from time to time. When so using such marks, names and logos, DSS shall comply with QuadraMed’s trademark usage guidelines as may be provided to DSS by notice from time to time. DSS will submit a copy of the proposed use of logo (e.g., screen shot or draft of document) for review and approval at least two weeks before beginning production. Should QuadraMed change its logo during the term of this Subcontract, DSS shall update its published uses of the logo within ninety (90) days. Publications with the QuadraMed logo shall note that QuadraMed and DSS are separate companies.

D. Each party shall obtain the written approval of the other party concerning the content and timing of news releases, articles, brochures, advertisements, prepared speeches, email bulletins and other information releases, concerning this Subcontract within a reasonable time prior to the release of such information. Such approval shall not unreasonably be withheld, conditioned or delayed.

10.	CONFIDENTIALITY.

A. Obligations. QuadraMed acknowledges that the Products contain proprietary and trade secret information of DSS and that DSS may disclose to QuadraMed certain other proprietary and confidential information relating to the business or products of DSS. DSS acknowledges that QuadraMed may reveal certain proprietary and trade secret information of QuadraMed with respect to QuadraMed’s BPS products, and that QuadraMed may disclose to DSS certain other proprietary and confidential information relating to the business or products of QuadraMed. Each party agrees to use its best efforts to keep such information of the other party confidential during the Term of this Subcontract and for three (3) years following its expiration or termination and shall, in any event, use no less than the same degree of care that it uses with its own information, which it designates as confidential.

B. Exceptions. The provisions of this section shall not apply to any part of the confidential information of DSS or QuadraMed to the extent that:

1. Such information was generally known or was otherwise in the public domain prior to disclosure to the nondisclosing party hereunder, or become so generally known solely through legal and appropriate means subsequent to such disclosure through no fault of the nondisclosing party;

2. Such information was legally received by the nondisclosing party from a third party not under an obligation to the owner of such information not to disclose it and who received such information through legal means; or

3. Such information was independently developed by the nondisclosing party without the benefit of access to the disclosing party’s confidential information.

C. Classified Information. U.S. Government classified data or information shall be provided to DSS only as required to satisfy performance of work being accomplished under the terms of this Subcontract. All activities of the parties to this Subcontract with regard to classified information shall be consistent with and subject to the Security Regulations of the Department of Defense, NISPOM, 5200.4, or agency specific security regulations.

11.	TERMINATION OF SUBCONTRACT; SURVIVAL OF CERTAIN TERMS AND OBLIGATIONS.

A. Mutual Written Consent. This Subcontract may be terminated immediately by mutual written consent of both parties.

B. Uncured Breach. If either party materially breaches any of the obligations imposed upon it hereunder, the other party shall have the right at its option, to terminate this Subcontract immediately by written notice if such failure is not cured within ten (10) days following receipt of written notice of such failure from the non-breaching party.

C. Concurrency with GSA Schedule. Unless earlier terminated as set forth in this Section 11, the term of this Subcontract shall be concurrent with the term of the QuadraMed GSA Schedule for so long as the EPS product is part of such schedule, including any extension thereto or renewal thereof, as authorized by the GSA. The parties acknowledge the ramifications of EPS product being on the QuadraMed GSA Schedule include the requirement that QuadraMed stand ready to perform any order by any Federal agency off that schedule; DSS agrees to cooperate with QuadraMed for such orders, regardless of the purchasing Federal agency, during the term of this Subcontract. Notwithstanding the foregoing, neither party shall be restricted in any way by this Subcontract in its marketing activities to any Federal agency other than the Department of Veterans Affairs. Such marketing and sales activities outside the Department of Veterans Affairs may include, without limitation, bidding or otherwise entering into contract activities either alone or in concert with third parties, regardless of whether such activities are in competition with the other party to this Subcontract.

D. Bankruptcy, etc. Either party may immediately terminate this Subcontract by delivering prior written notice to the other party upon (i) the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts of the other party, (ii) the making of an assignment for the benefit of creditors by the other party, or (iii) the dissolution of the other party.

E. Return of Products and Termination of Rights. In the event of a termination under this Section 11, DSS shall continue to provide all warranty services consistent with the published warranty for Products licensed to the U. S. Government under the BPA during the Term, and to assume full responsibility for all post-warranty maintenance work so long as DSS has received payment in full on all sublicenses granted to the Customer. All sublicenses granted to Customer prior to the termination of this Subcontract shall survive the termination of this Subcontract for their existing term as long as DSS has received payment in full on all sublicenses granted to the Customer and such Customer continues to abide by the terms and conditions of the Software License Agreement. Notwithstanding anything to the contrary, QuadraMed shall have no further rights in connection with the Products upon termination of this Subcontract by DSS as a result of a QuadraMed material breach as set forth in Section 11(B) above.

F. Prior Obligations. Neither the expiration nor termination of this Subcontract shall release QuadraMed from the obligation to pay any sum that then may be owing to DSS for products or software delivered to, and accepted by, QuadraMed or the Customer. Neither the expiration nor termination of this Subcontract shall release either party from the obligation to perform any other duty for or on behalf of the Customer or to discharge any other liability that had been incurred prior thereto. For purposes of this Section II(F), “duty” means all obligations specifically set forth in this Subcontract Subject to the above provisions of this Section 11(F), however, neither party shall by reason of the expiration or termination of this Subcontract be liable to the other for compensation or damage on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of QuadraMed’s or DSS’ business or goodwill.

G. Survival. The provisions of Sections 3(D), 6(1), 10, 11, 12, and 13 shall survive the termination of this Subcontract for any reason. All other rights and obligations of the parties shall cease upon termination of this Subcontract.

12.	INDEPENDENT CONTRACTORS.

DSS and QuadraMed shall be deemed independent contractors hereunder and neither party shall be nor hold itself out as an employee or agent of the other. Each party acknowledges that it does not have any authority to act for, or on behalf of, or in the name of the other or to bind or to commit the other in any manner whatsoever Notwithstanding anything to the contrary, QuadraMed shall have no further rights in connection with the Products upon termination of this Subcontract by DSS as a result of a QuadraMed material breach as set forth in Section II(B) above except to the extent authorized by this Subcontract. Each party further acknowledges that it is not authorized to make any representations or warranties on behalf of the other, except as expressly agreed to in writing by the other party in this Subcontract or otherwise.

13.	MISCELLANEOUS.

A. Compliance with Laws. DSS and QuadraMed acknowledge that there are several regulations and civil and criminal laws governing procurement by the U. S. Government, particularly those relating to procurement integrity, prohibited lobbying, major fraud, false claims, suspension and debarment, false statements, trade agreements act, and similar requirements. DSS and QuadraMed agree to comply with these laws and regulations when engaged in the process of selling products and services to the Customer. In order to facilitate the exchange of information in accordance with this Subcontract and in conformity with the laws and regulations of the United States relating to the exportation of technical data, both parties agree to fully comply with all relevant laws and regulations of the United States Government and to ensure that no violation of such laws or regulations shall occur. Without limiting the foregoing, the parties acknowledge and agree that they may be subject to regulations of the U.S. Department of Commerce, Bureau of Export Administration, which prohibit the export or diversion of certain products and technologies to certain countries. DSS and QuadraMed agree that they shall not export or divert the Products or Software without fully complying with all relevant laws and regulations, including without limitation, the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce. In addition, this Subcontract is subject to the applicable FAR clauses set forth at Exhibit D (“FAR Flow-down Clauses”).

B. No Assignment. Without the written consent of the other party, which shall not be unreasonably withheld, neither this Subcontract nor any right, obligation or other interest therein shall be delegated, sublicensed, assigned or otherwise transferred by the other party, by operation of law or otherwise. Either party may, however, assign this Subcontract to a parent, subsidiary, affiliate or successor in interest or as part of a merger, consolidation, sale of all or substantially all of its assets or a change in control.

C. Damages. INDEPENDENTLY OF ANY OTHER LIMITATION HEREOF, IT IS AGREED THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS SUBCONTRACT.

D. No Waiver. The failure of either party at any time to require performance by the other party of any provisions hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provisions hereof be a waiver of any succeeding breach of the same or any other such provisions or be a waiver of the provision itself.

E. Amendments. This Subcontract shall not be modified, terminated or otherwise amended other than by a signed written agreement of the parties.

F. Force Majeure. Neither party shall be responsible for any failure to perform due to causes beyond their reasonable control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, acts or failures of suppliers, fires, floods, earthquakes, and strikes or shortages of labor or materials. The party so affected shall be excused from such performance to the extent that and for so long as performance is prevented, interrupted or delayed thereby.

G. Severability. The invalidity or unenforceability of any particular provision of this Subcontract shall not affect the other provisions of this Subcontract and shall be construed in all respects as if such invalid or unenforceable provision were omitted.

H. Notices. Except as expressly set forth in this Subcontract, all notices, consents, disclosures, and other communications required or permitted to be given hereunder, and all subsequent subcontracts between the parties in connection with, this Subcontract must be given or made, as applicable, in writing by facsimile or registered or certified mail with return receipt or sent by overnight courier with a reliable tracing system and shall be effective only when received by the other party at its respective address set forth below or, if delivery is refused or rejected, as of the date of such refusal or rejection:

If to DSS: 12575 US Hwy 1, Suite 200 Juno Beach, FL 33408 Attention: Mark Byers, President Telephone: (516) 227-0207 Fax: (561) 630-0729

If to QuadraMed:

12110 Sunset Hills Road, Suite 600

Reston, Virginia 20190-5852

Attn: Erik J. Goetschi, Senior Director,
  Contracts

Telephone: (703) 904-5617

FAX: (703) 904-5588

With a copy to:

David W. Wells, Lead Counsel

12110 Sunset Hills Road, Suite 600

Reston, VA 20190

Telephone: (703) 904-5670

FAX: (703) 742-5300

Either party may change its address for notices by giving ten (10) days prior written notice of such change to the other party given in the manner set forth in this section.

I. Entire Subcontract. The exhibits referred to in and attached to this Subcontract are hereby incorporated into and form part of this Subcontract. This Subcontract, together with the exhibits attached hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior writings and discussions between them including without limitation that certain Software Reseller Agreement dated February 2001, and neither party shall be bound by any terms, conditions, definitions, warranties or representations other than as expressly provided herein, or as duly set forth on or subsequent to the date hereof in writing signed by the party to be bound thereby.

The Exhibits are:

A-Products;

B-Prices;

C-Software License;

D-Flow-Down Clauses

J. Titles, Headings. Titles or captions of sections contained in this Subcontract are inserted only as a matter of convenience and for reference, and shall not be deemed a part of this Subcontract.

K. Governing Law and Venue. This Subcontract shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to those laws concerning conflicts of law. Any action or proceeding brought to enforce the terms of this Subcontract shall be brought in the County of Fairfax, Commonwealth of Virginia (if under state law) or the Eastern District of Virginia (if under federal law). Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such action.

L. HIPAA Compliance. To the extent required by the provisions of the Health Insurance Portability and Accountability Act (“HIPAA”) and the regulations promulgated thereunder, the parties hereby agree to appropriately safeguard protected health information (“PHI”) made available to or obtained by either of them pursuant to this Agreement. Without limiting the obligations of either party otherwise set forth in this Agreement or imposed by applicable law, each party agrees to comply with applicable requirements of law relating to PHI and with respect to any task or other activity it performs in connection with this Agreement. Specifically, each party shall:

1. use appropriate safeguards to prevent use or disclosure of PHI;

2. report to the other any use or disclosure of PHI of which it becomes aware; and

3. make its internal practices, books, and records relating to the use and disclosure of PHI obtained by it pursuant to this Agreement available to the Secretary of the United States Health & Human Services as required by law.

IN WITNESS HEREOF, the parties hereto have executed this Subcontract as of the date last signed below:

Document Storage Systems, Inc.	QuadraMed Corporation

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

EXHIBIT C

SOFTWARE LICENSE AGREEMENT

Licensees Name and Address:

Licensees Names:

QuadraMed Corporation and

the United States Dep’t of Veterans Affairs

This Software License Agreement (“Agreement”) is entered into between Document Storage Systems, Inc., a Missouri corporation with offices at 12575 US Hwy 1, Suite 200, Juno Beach, Florida 33408 (“DSS” or “Licensor”) and the Licensees identified above (and their wholly owned subsidiaries) (“Licensees”). In consideration of the mutual obligations described in this Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby severally acknowledged, the parties agree as follows:

1. Term and Scope. This Agreement shall become effective as of the date last signed below (“Effective Date”) and shall continue in effect until terminated in accordance with the Subcontract between QuadraMed and DSS dated July 21, 2006 (“Subcontract”). The Scope of this Agreement is to cover, and to be effective in concurrence with a The BPA Subcontract issued pursuant to the Contract known as VA BPA No. 10l-049AH-005 unless otherwise terminated or cancelled in accordance with the Subcontract. Any term that is not otherwise defined in this Agreement shall have the same definition as set forth in the Subcontract.

2. License. The Licensees agree that Software and Documentation (as set forth in the Exhibits to the BPA Subcontract and including without limitation the Product as defined under the Subcontract) is “commercial computer software” or “commercial computer software documentation” and that, absent a written agreement with DSS to the contrary, the Licensees’ rights with respect to such Software or Documentation are, in the case of civilian agency use, Restricted Rights, as defined in FAR §52.227.19, and if for Department of Defense use, limited by the terms of this Agreement, pursuant to DFARS §227.7202. If the Software includes CPT codes which is commercial technical data and/or computer databases and/or commercial computer software and/or commercial computer software documentation, as applicable, that were developed exclusively at private expense by DSS or the American Medical Association, 515 N. State Street, Chicago, Illinois, 60610, United States, Licensees rights to use, modify, reproduce, release, perform, display, or disclose, these technical data and/or computer databases and/or commercial computer software and/or commercial computer software documentation are subject to the Limited Rights restrictions of DFARS §252.227-7015(b)(2) (June 1995) and/or subject to the restrictions of DFARS §227.7202-1(a) (June 1995) and DFARS §227.7202-3(a) (June 1995), as applicable for Department of Defense procurements and the Limited Rights restrictions of FAR §52.227-l4 (June 1987) and/or subject to the Restricted Rights provisions of FAR §52.227-14 (June 1987) and FAR §52.227-19 (June 1987), as applicable, and any applicable agency FAR Supplements, for non-Department of Defense Federal procurements. Notwithstanding anything herein to the contrary, the parties agree that the restricted rights use restrictions of 52.227 that pertain to computer software as defined therein are applicable to Software hereunder, and the limited rights use restrictions that pertain to computer software documentation as defined therein apply to Documentation hereunder. Specifically, the parties agree that all software and technical data is and has been privately developed at the expense of Licensor and/or its third party suppliers.

3. Documentation. Licensor shall provide Licensees with a full set of current written Documentation. These documents may be changed from time to time by Licensor, and additional documents may be produced from time to time by Licensor. Licensor shall provide Licensees with copies of such changes and additional Documentation if applicable. Upon the prior written approval of Licensor, Licensees may make copies of the Documentation for Licensees’ own internal use, provided that the Documentation is reproduced with Licensor’s copyright and trademark notices.

4. Title; Reserved Rights. Notwithstanding anything to the contrary, Licensor reserves all right, title and interest in and to the Software and Documentation (including, but not limited to, originals, translations, compilations and partial copies, if any) and except for the limited license rights to the Software and Documentation granted herein, Licensees acquires no rights in or to the Software or the Documentation.

5. License Grant. According to the terms and conditions of this Agreement and the Subcontract, Licensor hereby grants Licensees a non-exclusive, non-transferable, and restricted license to use the Software (in object code form only) and Documentation solely for Licensees’ internal use in connection with QuadraMed’s EPS products sublicensed under the BPA.

6. Warranty.

A. Software. Licensor warrants that the Software shall, for a period of ninety (90) days following the Completion of Functional Test (“Warranty Period”), operate substantially in accordance with Licensor’s then-current published specifications. In the event that the Software is defective, Licensees shall provide Licensor with written notice of the claimed defect and information sufficient to permit Licensor to recreate the defect. Licensor shall use best efforts to cure said defect within a reasonable period of time or to replace Licensees’ copy of the Software with another copy of the Software in Licensor’s sole discretion. If Licensor is unable to make the Software operate substantially in accordance with Licensor’s then-current published specifications, Licensees shall be entitled to recover the fees paid to Licensor for the Software license and Licensees shall cease using the applicable Software. After expiration of the Software Warranty Period, all Support, Maintenance, and Updates will be available only through Licensor’s Software Support and Maintenance Plan, as described in this Agreement, for so long as Licensees keep their account current. These shall be Licensees’ sole and exclusive remedies. This warranty shall not apply if: (I) the Software was not used in accordance with Licensor’s then-current published specifications; (2) the Software was altered, modified or converted by Licensees; (3) Licensees’ computer(s) malfunctioned and the malfunction caused the defect; (4) accessories, attachment(s), or other products not furnished by Licensor were used in combination with the Software; (5) the Software or Equipment is subjected to misuse or alteration, is improperly installed, improperly maintained or improperly operated (installation, maintenance, or operation not in accordance with the Documentation shall be conclusively presumed to be improper); (6) the Software or Equipment are damaged or fail to operate properly due to causes other than ordinary use; (7) the Software or Equipment have been altered (including without limitation any deviation from circuit or structural design as provided by Licensor or installation or removal of Licensor features) by anyone other than Licensor or a service agency designated in writing by Licensor; (8) Licensees has not provided or maintained a proper installation environment with all facilities and equipment prescribed in the Documentation or otherwise prescribed by Licensor (including without limitation failure to provide adequate electrical power, air conditioning, or humidity control); (9) Licensees have used supplies or materials in connection with the Software not meeting the standards set forth in the Documentation or otherwise communicated by Licensor to Licensees; (10) the Software has been serviced or repaired by a party not approved in writing by Licensor; (11) Licensor personnel are not given full, free and safe access to the facility where the Software is installed; or (12) any other cause within the control of Licensees caused the defect or malfunction. Notwithstanding the foregoing, however, where a loss of data is caused by a confirmed failure of the Software, Licensor agrees to provide reasonable assistance to Licensees in the recovery of data for the period from the latest Licensees backup of the data until the failure, such period not to exceed twenty-four (24) hours. The foregoing states Licensor’s sole responsibility to Licensees with respect to data loss.

“Completion of Functional Test” means the date upon which the first Functional Test at any of the Equipment Sites is complete. “Functional Test” means the process of testing the Software to verify that it operates substantially in accordance with Licensor’s then-current published specifications and which may include functionality, operational, reporting, and integrated testing as specified in the Addendum.

B. Services. Licensor warrants that its Software Support and Maintenance Plan and consulting services will be performed in a manner consistent with generally accepted industry standards. This warranty shall be valid for ninety (90) days from the performance of services. Licensees’ exclusive remedy, and Licensor’s entire liability for services that do not conform to this warranty, shall be the re-performance of services; or, if Licensor is unable to perform the services as warranted, Licensees shall be entitled to recover the fees paid to Licensor for the nonconforming services.

LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS PERFORMED BY THE SOFTWARE WILL MEET LICENSEES’ REQUIREMENTS, THAT THE SOFTWARE WILL OPERATE ERROR FREE, THAT IT WILL OPERATE UNINTERRUPTEDLY, THAT IT WILL OPERATE IN COMBINATION WITH OTHER SOFTWARE (EXCEPT AS PERMITTED BY LICENSOR’S THEN-CURRENT PUBLISHED SPECIFICATIONS) OR THAT ALL DEFECTS ARE CORRECTABLE. ORAL STATEMENTS MADE BY ANY OF THE PARTIES MAY NOT BE RELIED UPON AND ARE NOT A PART OF THIS AGREEMENT. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INTERFERENCE WITH QUIET ENJOYMENT, ACCURACY OF THE DATA AND NON-INFRINGEMENT. LICENSOR WARRANTS THIRD PARTY SOFTWARE, PRODUCTS OR EQUIPMENT ONLY TO THE EXTENT THAT SUCH THIRD PARTY HAS WARRANTED THEIR PRODUCT OR EQUIPMENT TO LICENSOR.

7. Indemnification. Subject to and without reducing any rights of the Customer pursuant to FAR 52.227-2, Licensor shall indemnify and hold Licensees harmless from any liabilities, damages or costs (including reasonable attorneys’ fees), or expense incurred by Licensees for any claim, demand, proceeding or action based on infringement of a United States patent or copyright as a result of Licensees’ use of Software, provided that Licensees (1) have notified Licensor promptly in writing of any such claim or suit against Licensees and cooperates fully with Licensor, and permits Licensor to defend or settle such claim or suit on behalf of Licensees; (2) have maintained current maintenance fees, without interruption, from the date of this Agreement until the date of such claim; (3) have not used the Software with other software except as permitted by Licensor’s then-current published specifications and has not modified the Software or taken any other action which nullifies the warranties set forth in Section 6; and (4) have complied with all of the terms and conditions of this Agreement. Licensor shall have no liability or obligation to Licensees hereunder with respect to any infringement claim based upon (a) the use of a superseded or altered release of the Software or Documentation if the infringement would have been avoided by the use of a current or an unaltered release of the Software or Documentation that Licensor makes available to Licensees; or (b) the combination, operation or use of any Software or Documentation furnished under this Agreement with software, hardware or other materials not furnished by Licensor if such infringement would have been avoided by the use of the Software or Documentation without such software, hardware or other materials. The foregoing states the entire liability of Licensor with respect to the infringement of any United States patent or copyright by the Software or Documentation. Further, if any Software becomes or, in Licensor’s opinion, is likely to become the subject of any injunction preventing its use as contemplated herein, Licensor may, at its option: (a) procure for Licensees the right to continue using such Software; (b) replace or modify such Software so that it becomes non-infringing without substantially compromising its functionality; or, if (a) and (b) are not reasonably available to Licensor, then (c) terminate Licensees’ license to the allegedly infringing Software and pay to Licensees an amount not to exceed the amount of license fees paid by Licensees for the applicable Software.